Exhibit 99.1
NEWS RELEASE
Atmel to Sell its Grenoble, France Subsidiary
San Jose, CA, July 13, 2006 . . . Atmel® Corporation (Nasdaq: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, announced today that it has signed an agreement to sell its Grenoble, France subsidiary including the manufacturing facility for approximately $140 million in cash to e2v technologies plc, a British corporation, subject to the approval of e2v technologies’ shareholders.
“This is an important step in Atmel’s plan to consolidate its manufacturing operations as we continue to focus resources on our core technologies,” said George Perlegos, Chairman and Chief Executive Officer.
Keith Attwood, Chief Executive of e2v technologies commented, “We believe Atmel Grenoble is a great strategic fit for e2v and provides exceptional opportunities to extend our reach into existing market sectors with a broader range of products.”
Atmel will retain rights to its patented finger print scanning recognition technology. All other Grenoble products including image sensors and aerospace qualified microprocessors are included in the sale.
The transaction is expected to be completed during Atmel’s third quarter. Additional details will be provided by Atmel Corporation during its Q2 earnings conference call on July 25, 2006.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®. For further information on Atmel Corporation, go to www.atmel.com.
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Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600

About e2v
e2v, with its HQ in Chelmsford, UK is a leading designer, developer and manufacturer of electronic tube and sensor components & sub-systems that are supplied to niche markets within the three core areas of Medical & Science, Aerospace & Defense and Commercial & Industrial. For further information visit www.e2v.com.
© 2006 Atmel Corporation. All Rights Reserved. Atmel®, logo and combinations thereof, Everywhere You Are® and others, are registered trademarks, or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.
Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected operations and operating results. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the actual costs incurred from the sale of the Grenoble, France subsidiary being higher than expected and other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
Contact:
Robert Pursel, Director of Investor Relations, 408-487-2677

Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600